Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 21, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.023556 per unit, payable on April 14, 2023, to unit holders of record on March 31, 2023.

This month’s distribution decreased from the previous month primarily as the result of a decrease in the pricing of gas offset by an increase in pricing for oil and an increase in both oil and gas production for the Waddell Ranch and Texas Royalty Properties during the month of January. Also, an increase in CAPEX for the Waddell Ranch as year-end activity to complete the 2022 budgeted projects decreased the amount of NPI for the month of January.

WADDELL RANCH

In reporting January production of the Underlying Properties for this month’s press release, production for oil volumes was 219,010 (gross) and was priced at about $74.94 per bbl. Production for gas volumes (including gas liquids) was 792,625 Mcf (gross) and was priced at about $2.12 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $17,266,735 (gross) for January. Lease Operating Expenses were $3,508,365 (gross) and Capital Expenditures (CAPEX) were $14,307,350 (gross) for January, netting to a negative Net Profit Interest (NPI) of $(548,980). This would put the trust’s proceeds of 75% as a negative $(411,735) (net) for the month of January, to contribute to this month’s distribution. For the month of January, there was an increase of CAPEX relating specifically to completing a number of wells in the 2022 budget. Given that if current oil and gas pricing continues, Waddell Ranch may or may not be able to continue to contribute to the distribution in the foreseeable future, to cover the ongoing CAPEX budget.

First sales received for the month of January 2023 wells were as follows: (all net to the Trust), 3.0 new drill wells, including 0.4 horizontal wells, 3.0 recompleted wells. Waiting on completion, as of 1/31/2023, were 3.8 drill wells, including 1.1 horizontal wells and 2.3 recompletion wells. Also, 3.0 wells, plugged and abandoned, were completed.

Blackbeard has again revised the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. This revision of the previously announced budget is the result reviewing the current and future activity of the industrial environment of the Waddell Ranch.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,062 barrels of oil and 20,617 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,134 barrels of oil and 18,518 Mcf of gas. The average price for oil was $75.67 per bbl and for gas was $5.13 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,548,264. Deducted from these were taxes of $150,113 resulting in a Net Profit of $1,398,151 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,328,244 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	219,010	792,625	164,258	594,469	*	$74.94	$2.12	**
Texas Royalties	19,062	20,617	17,134	18,518	*	$75.67	$5.13	**
Prior Month
Waddell Ranch	204,289	788,523	153,217	591,392	*	$74.58	$3.67	**
Texas Royalties	18,073	20,824	18,095	20,864	*	$79.38	$5.83	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $235,106 resulting in a distribution of $1,097,932 to 46,608,796 units outstanding, or $0.023556 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2022 tax information packets were mailed directly to unit holders in early March 2023. A copy of Permian’s 2022 tax information booklet is available on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. Both the income and expense and the depletion calculators are updated for 2022 tax reporting.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are anticipated to be available on Permian’s website around mid-April. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839